Execution Copy







                   LICENSE AGREEMENT









               Dated as of March 10, 1995


                        Between


                    IMMUNOMEDICS, INC.

                          and

               MALLINCKRODT MEDICAL, B.V.

                     License Agreement



     This License Agreement is made and effective as of the 10th day of March, 1995, by and between Immunomedics Inc., a Delaware corporation located at 300 American Road, Morris Plains, New Jersey, USA (hereinafter referred to as IMMU) and Mallinckrodt Medical, B.V., a corporation organized under the laws of The Netherlands with its principal offices located at Westerduinweg 3, Petten, The Netherlands (hereinafter referred to as "MM")

     WHEREAS, IMMU possesses rights in and to an in-vivo diagnostic imaging product known as CEA-Scan , and IMMU desires to expedite the establishment of CEA-Scan as a significant product in the European pharmaceutical and nuclear medicine marketplace; and

     WHEREAS, IMMU has completed Phase III clinical trials for CEA-Scan for colorectal cancer imaging, has Phase III clinical trials for CEA-Scan underway for lung cancer imaging and is in the process of completeing
Phase II clinical trials for CEA-Scan  for breast cancer imaging; and

     WHEREAS, MM, has considerable knowledge in distributing, promoting, detailing and marketing nuclear medicine products in Europe and has in place an experienced distribution, marketing and selling organization to address all key European markets; and

     WHEREAS, MM desires to obtain the exclusive rights to distribute CEA-Scan in European markets for use in colorectal, breast and lung cancer imaging; and

     WHEREAS, MM is willing to commit substantial financial resources as well as its distribution, marketing and selling organization to the introduction and promotion of CEA-Scan in Europe, and MM is willing to assist IMMU in establishing and monitoring selected studies (other than full scale clinical trials) in European clinical centers relating to breast and lung cancer imaging; and

     WHEREAS, IMMU believes that a distribution, promotion, and marketing arrangement with MM regarding CEA-Scan would be desirable and fully compatible with IMMU's worldwide marketing and business objectives with respect to CEA-Scan ;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, IMMU and MM hereby agree as follows:

                     ARTICLE 1

                    DEFINITIONS

As used herein, the following terms shall have the meanings described below:

1.01 "Affiliate" shall mean, with respect to any Person, any other Person which, directly or indirectly, owns or controls, or is owned or controlled by, or is under common control with, the specified Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities, by means of contractual arrangements or otherwise.

1.02 "Agreement" shall mean this License Agreement, as the same may be modified, amended or supplemented from time to time.

1.03 "Confidential Information" shall mean information relating to the business, products or services of a party to this Agreement which is either non-public, confidential or proprietary in nature; provided, however, that Confidential Information shall not include (i) information which has come within the public domain through no fault or action of the other party; (ii) information that was known to the other party on prior to its disclosure hereunder or in connection with the negotiation of this Agreement; or (iii) information which becomes rightfully available to the other party on a non-confidential basis from any third party, the disclosure of which to such other party does not violate any contractual or legal obligation the third party has to the first party with respect to such Confidential Information. Without limiting the generality of the foregoing, Confidential Information shall include: (x) information which relates to the Product and its manufacture, sale or use, including financial statements, costs and expense data, marketing and consumer data, production data, know-how, trade secrets, secret processes and formulae, technical data and reports including pharmacological, clinical, chemical, biochemical, toxicological, pharmacokinetic, manufacturing and formulation data, or any other information relating to the Product which is not generally ascertainable from public or published information, regardless of whether such information was provided pursuant to the terms of this Agreement, by request of the other party or in any other manner;
          (y) information developed or to be developed by a party to this Agreement, its Affiliates, and/or clinicians, and all material and information submitted to and/or filed with a governmental regulatory agency or any other equivalent agency covering the Product; and (z) information related to the Product contained in all documents submitted in connection with regulatory submissions throughout the world covering the Product, including, by way of example: New Drug Applications
          ("NDAs"), Clinical Trial Certificates ("CTCs"), Product License Applications ("PLAs"), and Autorisations de Mise au Marche
          ("AMMs").

1.04 "Coordinator" shall mean the individual designated as the principal representative of a party pursuant to the provisions of
          Section 5.01 hereof.

1.05 "Coordinating Committee" shall mean the committee of representatives of IMMU and MM established pursuant to the provisions of Section 5.02 hereof.

1.06 "Distribution Date" as to each country within the Territory shall mean the first date upon which the Product is distributed for commercial sale to independent third parties in such country. The "First Distribution Date" shall mean the first of such Distribution Dates in a Major Market.

1.07      "Effective Date" shall mean the date first written above.

1.08      "FDA" shall mean the U.S. Food & Drug Administration.

1.09 "Gross Sales" shall mean the gross invoiced price for the sales of the Product (i) to end users, in the case of sales by MM or its Affiliates, or (ii) to local distributors, in the case of sales by Recognized Agents; provided, however, that Gross Sales shall exclude sales of the Product which are intended for resale (x) between MM and its Subdistributors or (y) among such Subdistributors.

1.10 "IMMU Patents" shall mean those patents owned by IMMU or exclusively licensed to IMMU covering the Product.

1.11 "Major Market" shall mean each and any one of the following countries: Germany, France, Italy, and the United Kingdom.

1.12 "Net Sales" shall mean Gross Sales less (i) any credits and allowances actually granted by MM or its Subdistributors to their respective customers with respect to the Product, including, without limitation, credits and allowances on account of price adjustments, returns, discounts, and charge-backs, each only to the extent given by such Person in the ordinary course of business to its customers, (ii) any sales, excise, value-added, turnover or similar taxes and any duties and other governmental charges imposed upon the importation, use or sale of the Product, (iii) transportation, insurance and handling expenses if separately invoiced and directly chargeable to such sales. For the purpose of computing Net Sales, MM shall first compute the conversion of the applicable sales figure from the local currency into U.S. Dollars, utilizing the "average exchange rate", as hereinafter defined, for the calendar quarter in which such Net Sales were made. The "average exchange rate" shall be computed by (i) adding the mid-point between the buying and selling exchange rates of local currency into U.S. Dollars, as published in The Wall Street Journal, at the close of business on the last business day of each month of such quarter and (ii) dividing the sum by three (3).

1.13 "Net Selling Price Per Vial" shall mean, as to any semi-annual period, the Net Sales for such period divided by the number of vials of Product sold by MM and its Subdistributors during such period.

1.14 "Person" shall mean any individual, corporation, partnership, business trust, business association, governmental entity, governmental authority or other legal entity.

1.15 "Product" shall mean IMMU's in-vivo cancer diagnostic imaging agent consisting of a murine anti-CEA monoclonal antibody
          Fab' fragment, known as ("IMMU-4" or "CEA-Scan "). The term Product shall include, without limitation, bulk forms of the Product ("Bulk Vialed Product") and/or finished and packaged dosage units of the Product ("Finished Product").

1.16 "Recognized Agent" shall mean a Person who is not an Affiliate of MM and who MM uses in the normal course of its business to market or distribute its products in a particular country within the Territory.

1.17 "Subdistributor" shall mean (i) any Affiliate of MM or (ii) any Recognized Agent of MM appointed as a Subdistributor of MM under and pursuant to the provisions of Section 3.05.

1.18 "Territory" shall mean the countries within Europe listed on Schedule A hereto , subject to the elimination from such list of certain countries pursuant to the provisions of Section 2.03 hereof.


                     ARTICLE 2

          APPOINTMENT AND LICENSE GRANTS


2.01 Appointment. IMMU hereby appoints MM as its exclusive distributor to launch, detail, promote, advertise, distribute and sell the Product for use in colorectal, breast and lung cancer diagnostic imaging in every country in the Territory during the term of this Agreement.

2.02 License. In furtherance of its position as IMMU's exclusive distributor in the Territory, IMMU hereby grants MM an exclusive, royalty free, license during the term of this Agreement
          (i) under the IMMU Patents to use and sell the Product in the Territory for colorectal, breast and lung cancer diagnostic imaging, and (ii) to use IMMU's Confidential Information and the trademark CEA-Scan or such other mark(s) as IMMU shall cause to be registered for the Product in the Territory in connection with the use and sale of the Product for colorectal, breast and lung cancer diagnostic imaging. This license shall not restrict IMMU's right to license or use its patents, trademarks or Confidential Information for other purposes which do not conflict with MM's rights hereunder or in other territories.

2.03 Territory. It is the parties intent that the Territory shall include those European countries in which MM has the intention to take an active role, either directly or through Subdistributors, in the registration and marketing of the Product and in which, during the term of this Agreement, it uses its best efforts consistent with accepted business practices in the marketing of nuclear imaging products and legal requirements to register and actively market the Product. If at any time during the term of this Agreement, MM shall decide that it has no interest in marketing the Product in a particular country within the Territory, it shall so notify IMMU in writing. In addition, if by the second anniversary of the date of this Agreement, MM has not developed and implemented a marketing plan (as contemplated by Section 5.03 hereof) with respect to a particular country within the Territory, IMMU shall have the right to notify MM in writing of its election to proceed on its own or seek to obtain another distributor or agent in such country. Upon delivery of any such notice by either party, the country or countries identified in such notice shall, for all purposes under this Agreement, cease to be included within the definition of the Territory. Upon any such reduction in the Territory, the parties shall enter into good faith negotiations to make suitable arrangements to effect an orderly transition and to permit progress to be made in the registration and marketing of the Product in the particular country.

2.04 Reservation of Rights. IMMU reserves to itself and its Affiliates the right to manufacture, market and sell the Product in and for countries located outside the Territory, including without limitation, the right to appoint other Persons as marketing representatives, distributors and manufacturers for sale of the Product outside of the Territory.

                   ARTICLE 3

         ACCEPTANCE; MARKETING OBLIGATIONS

3.01 Acceptance. MM shall use its best efforts consistent with accepted business practices in the marketing of nuclear imaging products and legal requirements to launch, detail, promote, advertise, distribute and sell the Product for use in colorectal, breast and lung cancer diagnostic imaging in every country in the Territory during the term of this Agreement exercising the same diligence and adhering to the same standards as MM would adopt in launching, detailing, promoting, advertising, distributing and selling a major nuclear medicine or pharmaceutical product of its own innovation, with the objective to make the Product the market leader in its field of intended use.

3.02 Promotion Standard. In launching, detailing, promoting, advertising, distributing and selling the Product, MM shall maintain and adhere strictly to the diagnostic claims of the Product as established by IMMU and approved by the health authorities in each country in the Territory. All promotional materials prepared by MM and all promotional activities relating to the Product sold by MM shall comply with all applicable laws and regulations of the health authorities in each country in the Territory.

3.03 MM's Authority/Responsibility. During the term of this Agreement, except as otherwise expressly herein provided, MM shall have the sole right and responsibility to take such actions with respect to the Product as would normally be done in accordance with accepted business practices in the marketing of nuclear imaging products and legal requirements to obtain and maintain the authorization and/or ability to market a major nuclear medicine product in the countries in the Territory and to actively market the Product within such countries, including, without limitation, the following:

               (i) responding to product and medical complaints relating to the Product. As called for by Section
                    8.01 hereof, each party shall promptly advise the other of any such complaints which it receives from regulators, customers or patients in the Territory;

               (ii) handling all returns of the Product.  Should the
                    Product be returned to IMMU, IMMU shall ship it to MM's designated facility, with any reasonable or authorized shipping or other documented direct cost to be paid by MM.
                    IMMU, at its option, may advise the customer who made the return that the Product has been returned to MM;

               (iii)handling, in accordance with Section 8.02 hereof,
                    all recalls of the Product;

               (iv) communicating with any governmental agencies
                    and satisfying their requirements regarding the authorization and/or continued authorization to market the Product in commercial quantities in the Territory;

               (v) handling Product distribution, inventory and receivables; and

               (vi) labeling and packaging of Product in finished
                    dosage units on a commercial scale for the Territory.

3.04 Notice of Distribution Dates. MM shall notify IMMU of the Distribution Date in each country within the Territory as soon a practicable after the occurrence of the sale giving rise to such Distribution Date.

3.05      Subdistributors.  MM may appoint one or more of its Affiliates or one or more Recognized Agents to act as a Subdistributor for the Product in the Territory, provided that no such appointment shall affect MM's duties and responsibilities hereunder. Attached hereto as Schedule D is a list of all MM Affiliates that MM currently contemplates will be involved in the distribution of the Product, as well as a list of intended Recognized Agents. MM shall have the right to appoint as a Subdistributor any of the organizations listed on Schedule D, as the same may be amended from time to time, provided, that MM promptly notifies IMMU
          of each such proposed appointment.   MM shall have the right to
          amend Schedule D by notice to IMMU, provided that no such amendment shall be effective for (30) days after the delivery of such notice and provided, further, that if an organization which MM seeks to add to Schedule D in any such notice is deemed by IMMU to be a competitor of IMMU, or IMMU has any other reasonable business objection to the inclusion of such organization on Schedule D, IMMU will so notify MM within such thirty (30) day period and MM shall not appoint such organization as a Subdistributor, nor shall such organization's name be added to Schedule D. Except as provided in this Section 3.05, MM shall not appoint any Subdistributors for the Product. MM shall be fully responsible for, and liable to IMMU for, the compliance by its Subdistributors with the terms and conditions of this Agreement. The rights of all Subdistributors shall be subordinate to and derivative of those of MM, and no Subdistributor shall acquire, nor shall MM purport to grant to any Subdistributor, any rights with respect to the Product, IMMU's patents, trademarks or Confidential Information which are greater than those of MM or extend for any term beyond the term of this Agreement.

3.06 Sales for Export. MM shall not export the Product from the Territory and shall use reasonable diligence to ensure that Products sold by MM are not sold with a view to export from the Territory. Correspondingly, IMMU shall not export the Product into the Territory except to MM, and shall use reasonable diligence to ensure that Products sold outside the Territory are not sold with a view to export into the Territory.

3.07 Non Compete. During the term of this Agreement MM shall not launch, detail, promote, advertise, distribute or sell in the Territory a monoclonal antibody based in-vivo diagnostic imaging product which competes with the Product for colorectal, breast or lung cancer indications.

3.08 Minimum Marketing and Selling Efforts. Without limiting its obligations under Section 3.01 above, with respect to each calendar year of the term of this Agreement MM shall at a minimum expend, in accordance with standard cost accounting, the amounts specified in Schedule B for promotion,marketing and selling activities exclusively relating to the Product,training relating exclusively to the Product, regulatory authorization and compliance efforts relating exclusively to the Product, and other miscellaneous efforts relating exclusively to the distribution and sale of the Product.
          MM shall deliver to IMMU a certificate within forty-five (45) days after each calendar year during the term of this Agreement setting forth in reasonable detail the actual amounts actually expended by MM for promotion, marketing, selling, training, regulatory authorization and compliance, and other miscellaneous expenditures relating to the Product during such period.

3.09 Office Space. During the term of this Agreement, at IMMU's request from time to time, MM shall make available to IMMU at no cost to IMMU office space at its offices in Hennef, Germany (consisting of space reasonably adequate for at least two employees), together with related secretarial and office support, to facilitate the performance by employees of IMMU of their responsibilities under this Agreement.

                    ARTICLE IV

      PRODUCT REGISTRATIONS; COUNTRY PRICING

4.01 IMMU Registration Activities. IMMU shall use all reasonable diligence in pursuing the processing of submissions necessary to obtain regulatory approval of the Product by the Committee for Proprietary Medicinal Products ("CPMP") for use as an in vivo colorectal cancer diagnostic imaging agent. IMMU shall make available to MM all such submissions and all data included to support such submissions necessary for MM to perform its obligations under this Agreement, and, through its Coordinator, shall keep MM fully apprised of the status of its registration efforts with respect to the Product with the CPMP, all to facilitate MM's ability to meet its undertaking under Section 4.02 hereof.

4.02      MM Registration Activities.   MM shall apply for and use all
          reasonable diligence in obtaining governmental registrations and other licenses and permits necessary for the importation into, and the promotion, marketing, sale and distribution of the Product as an in vivo colorectal cancer diagnostic imaging agent in each of the individual countries within the Territory. Given the data and submissions provided to it in English by IMMU, MM shall put such submissions in an appropriate format for application to each specific country. All such registrations, permits and licenses shall be obtained in the name of IMMU, with MM named therein as the distributor in the Territory. MM shall provide IMMU promptly with copies of all correspondence and documentation in connection with obtaining such registrations, licenses and permits. MM will provide IMMU with a minimum of three (3)
          written regulatory status updates each calendar year of the term
          of the Agreement.   IMMU shall be responsible for the payment
          of all product registration fees, provided, that through the Coordinating Committee the parties will weigh the costs of such registration fees in particular countries against the market opportunities in such countries, and IMMU shall not be required to pay a registration fee in any country in which it believes that the market potential is inadequate to justify the payment of registration fee.

4.03 Regulatory Changes. Each party shall promptly advise the other party of any known new instructions or specifications relating to the Product required by the health regulatory authorities of any country within the Territory, and the parties shall confer with respect to the best mode of compliance with such new requirements.

4.04 Clinical Studies. To the extent required in connection with the registration of the Product for use as an in vivo colorectal cancer diagnostic imaging agent in a specific country within the Territory, the parties shall cooperate to develop, monitor and analyze such additional clinical studies as may be so required.
          The nature and scope of such studies, and the sharing of the costs of such studies, shall be determined by good faith negotiations between the parties, and the conduct of such studies shall be coordinated through the Coordinating Committee. IMMU shall supply MM at no cost to MM with Product for all such clinical studies approved by the Coordinating Committee, provided, however, that Product supplied at no cost shall be taken into consideration in the cost sharing arrangements relating to such studies. Nothing herein contained shall be construed to require
          MM to contribute to the cost of any Phase II or Phase III clinical trials with respect to the Product.

4.05      Breast and Lung Cancer Indications.  The Coordinating
          Committee will develop, and in good faith seek to agree upon, a regulatory strategy for the Territory for the breast and lung cancer diagnostic imaging indications of the Product. The costs of implementing any clinical studies component of such regulatory strategy shall be shared by IMMU and MM, as determined in good faith negotiations between the parties.
          Nothing herein contained shall be construed to require MM to contribute to the cost of any Phase II or Phase III clinical trials with respect to the Product. If further research indicates that either or both of the lung and breast cancer indications are unlikely to meet the objectives of the regulatory strategy developed by the Coordinating Committee, the parties will execute an amendment to this Agreement removing all obligations on the part of MM to market or sell the Product for such indications and causing all rights in respect of such indications to revert to IMMU. Any expenses which shall have accrued prior to the date of such amendment shall continue to be borne by the parties in the proportions, or under the allocation methodology, established by the Coordinating Committee.

4.06 Country Pricing. As to each country within the Territory, MM shall make all required filings and conduct all necessary pricing negotiations with the appropriate health authorities to establish the pricing and reimbursement for the Product in such country.
          In such activities, MM shall seek to obtain the most favorable pricing and reimbursement rates, with the same diligence as it applies to products of its own innovation. In addition, through the Coordinating Committee, MM shall consult with IMMU regarding pricing and reimbursement strategies and keep IMMU fully apprised of the status of pricing negotiations with regulatory authorities; provided, however, that MM shall have the sole authority to agree upon such pricing and reimbursement with such authorities in each country as, in its discretion, it determines to be appropriate.


                     ARTICLE 5

    COORDINATING COMMITTEE AND MARKETING PLANS


5.01 Coordinators. The parties shall each appoint one individual ("Coordinator ") who shall be the principal representative of such party with respect to all matters arising under this Agreement and who shall be responsible to coordinate communications from the other party to and within his or her respective organization. Each party will notify the other as to the name of the individual so appointed. Each party may replace its Coordinator at any time, upon notice to the other party. The Coordinators will confer in person at IMMU's offices or at another location agreeable to IMMU, from time to time, but no less than quarterly to discuss and to coordinate the effective performance of the terms of this Agreement. Among their other functions, the Coordinators will be responsible to discuss and coordinate the exchange and development of information and data to obtain and maintain regulatory approvals of the Product in each of the countries within the Territory and the strategies and programs that should be developed to most effectively and efficiently obtain such approvals. The Coordinators shall also exchange such information (other than information obtained under an obligation of confidentiality from a third party) as either party has obtained relevant to the marketing and selling of the Product as may be useful to the other party in its marketing efforts.

5.02 Coordinating Committee. The Coordinators shall establish a committee ("Coordinating Committee") consisting of three representatives from each party (comprising, in each case, the Coordinator for such party, one regulatory affairs officer and one additional senior executive) to act as a forum (i) to periodically review the progress that has been made in the regulatory approval of the Product and the marketing of the Product, (ii) to discuss the strategic and tactical plans for marketing of the Product in the Territory and the strategies and programs that should be developed to maximize sales of the Product, (iii) to make the determinations called for by Sections 4.04 and 4.05 and
          (iv) in which each of the parties will in good faith seek to resolve issues or disagreements under, or regarding the interpretation of, this Agreement. Any individuals selected by a party as representatives on such Committee may be changed at any time by such party upon notice to the other party. The Coordinating Committee shall meet periodically as reasonably requested by either Coordinator, but in any event no less than semi-annually within each calendar year of the term of this Agreement.
          Meetings of the Coordinating Committee shall take place, alternately, at the principal offices of each party or by means of video conferencing equipment. No meeting of the Coordinating Committee shall, for purposes of this Agreement, be validly constituted unless at least two members representing each party shall be in attendance (a quorum of the Committee), and no action shall be taken or deemed validly taken by the Committee unless such action shall have been approved by unanimous vote of the members of the Committee participating at a meeting at which a quorum is present. All actions validly taken by the Committee shall be duly recorded in minutes of the Committee prepared by a member of the Committee selected for that purpose at any given meeting, shall be furnished to each party by its respective Coordinator and shall be retained by each party as part of its records of actions taken with respect to this Agreement. To the extent that the Committee is deadlocked on any matter brought before the Committee, the Committee shall refer such matter to the Chief Executive Officers of the parties who shall in good faith seek to resolve the dispute. Each party shall bear its own cost incurred in participation in the Coordinating Committee.

5.03 Marketing Plans; Sales Forecasts. Within thirty (30) days after the Effective Date, and thereafter no later than March 1 of each fiscal year of MM occurring during the term of the Agreement, MM shall present its proposed marketing plan for the forthcoming fiscal year (July 1 to June 30), including planned pre-launch and launch activities, detailing, promotion and marketing strategies relating to the Product for each of the countries within the Territory and estimates of the costs and expenses to implement such proposed marketing plan. Such proposed marketing plan shall also include sales forecasts with respect to each of the countries in the Territory for such forthcoming fiscal year. The Coordinating Committee shall review and discuss such proposed marketing plan and sales forecasts at a meeting convened within thirty (30) days after delivery of such plan and forecasts, and MM shall in good faith take into account changes to such proposed marketing plan recommended by the Coordinating Committee representatives of IMMU. Based upon such review and recommendations, within thirty (30) days after such Coordinating Committee meeting and in any event, as to plans for all years after 1995, no later than June 1 of each fiscal year of MM during the term of this Agreement, MM shall deliver to IMMU its final marketing plan for the forthcoming fiscal year (each an "Annual Marketing
          Plan").  IMMU hereby acknowledges that any such Annual
          Marketing Plan only represents MM's best estimate of its plans and performance for the forthcoming fiscal year and does not represent any performance guarantee on the part of MM. At each subsequent meeting of the Coordinating Committee, MM shall present a report of its fulfillment of the objectives of the then current Annual Marketing Plan.

5.04 IMMU Marketing Right's. IMMU shall have the right, in its sole discretion, to supplement MM's marketing and selling effort with respect to the promotion of the Product in the Territory by making expenditures of up to # in any twelve month period. Prior to any exercise of such right, IMMU shall give notice thereof to MM, either through a presentation at a meeting of the Coordinating Committee or through communication between the Coordinators, and such notice shall specify in reasonable detail the activities which IMMU intends to undertake and the countries within the Territory in which it intends to undertake such efforts. IMMU shall deliver to MM a certificate on a quarterly basis setting forth in reasonable detail the amounts actually expended or incurred. If during either of the two successive twelve month periods commencing with the first day of the calendar quarter following the expenditure by IMMU of amounts in respect of such supplemental marketing, MM's actual
          Net Sales exceed MM's sales forecast as set forth in Schedule C hereto (appropriately prorated to the extent any such twelve month period covers more than one calendar year), MM shall reimburse IMMU for such supplemental marketing expenses by paying IMMU an amount equal to the lesser of:

          a) # of MM's gross margin on such excess sales (being the difference between (x) the Net Selling Price Per Vial times the number of excess vials sold and
             (y) MM's purchase price to IMMU for such excess vials), or

          b) the amount actually expended or incurred by IMMU for such supplemental marketing.

          MM shall make such reimbursement within sixty (60) days following the end of any such twelve month period.

5.05 Sampling. To achieve the objectives of this Agreement, both parties recognize that, to the extent allowable by law, it may be necessary to distribute a nominal quantity of the Product free of charge as samples to health care personnel and the trade on an ongoing basis ("Sampling Program"). For any such Sampling Program, the Coordinating Committee, from time to time, shall establish a reasonable sampling strategy, setting forth a sampling period, the number of samples to be distributed during such sampling period and the schedule for delivery of samples.
          IMMU shall provide MM at no cost to MM for use in the Sampling Program: (i) 5% of MM's forecasted sales for the first two years of the term of this Agreement, and (ii) a reasonable quantity thereafter as agreed to by the Coordinating Committee.
          In addition, IMMU shall provide MM at no cost samples for quality control and regulatory testing purposes.

                     ARTICLE 6

                      SUPPLY

6.01      Exclusive Supply; Requirements.  IMMU will sell to MM and
          MM will purchase from IMMU all of MM's requirements of the Product for sale in the Territory. MM shall purchase such amounts and maintain such inventory of the Product as shall enable it to make prompt and timely delivery of the Product to customers in the Territory.

6.02 IMMU's Supply Efforts. IMMU shall use its best efforts to manufacture or otherwise supply sufficient quantities of the Bulk Vialed Product to MM, for all commercial purposes in the Territory.

6.03 Finished Dose Packaging. MM will, at its own expense, label and package the Finished Product (including the preparation and insertion of appropriate package inserts) for distribution and sale in each country in the Territory. All such packaging, labeling and package insert materials prepared by MM shall comply with all applicable laws, regulations and guidelines of the health authorities in each country in the Territory. MM shall bear any and all costs and expenses associated with labeling changes required by law.

6.04      Purchase Requirements MM shall provide IMMU at least three
          (3) months before the beginning of each fiscal year with a forecast of MM's total requirements for the Product in the upcoming fiscal year, which forecast shall be updated quarterly.
          In the case of the first fiscal year commencing after the Effective Date, such forecast shall set forth the requirements for the period between the anticipated First Distribution Date and the end of such fiscal year. MM shall use its best efforts to make all forecasts and estimates required hereunder to be reasonably accurate predictions of the amount of Product MM will actually require for the Territory for the relevant period. Except for the first order for delivery of Product for which a written order will be delivered to IMMU by MM within one (1) month after receipt of the first governmental approval in the Territory to market the Product, the forecast for the most current three (3) month period shall constitute a firm order ("Firm Order Forecast") which (a)
          MM shall deliver to IMMU no later than 90 days prior to the commencement of each calendar quarter; (b) shall state in detail the quantities of Product ordered, dates for delivery of the Product and reasonable instructions for shipping; and (c) shall be binding on both parties regarding the amount of Product to be purchased. The forecast for the remaining nine month period shall be for planning purposes only and shall not constitute a commitment to purchase or supply. If the Firm Order Forecast is the same as or less than the most recent previous forecast or if it does not exceed the most recent previous forecast by more than 15%, then IMMU shall confirm the Firm Order Forecast. If the
          Firm Order Forecast exceeds the most recent forecast by more than 15%, then IMMU shall endeavor to accommodate MM but IMMU shall have no obligation to accept and confirm the excess.

6.05 Shipping Terms. All orders for the Product submitted by MM to IMMU hereunder shall be delivered Free Carrier (Incoterms 1990) at IMMU's manufacturing facilities nearest to the destination of shipment. All customs, duties, costs, taxes, insurance premiums and other expenses relating to the transportation and delivery of the Product shall be at MM's expense. Title to, and risk of loss of and damage to, any shipment shall pass immediately to MM when the shipment is deposited with a common carrier for delivery. If requested to do so by MM, IMMU shall use reasonable efforts to assist MM in arranging any desired insurance (in amounts MM shall reasonably determine) and transportation to destinations in the Territory specified in writing by MM.

6.06 Acceptance. MM shall have a maximum of thirty (30) days from the date of its receipt of any shipment of Product to test for quality and quantity and to accept or reject such shipment. In the event MM does not notify IMMU of acceptance or rejection within such thirty-day period, all of the Product in such shipment shall be deemed to be accepted. If MM believes that any shipment of Product hereunder does not meet the specifications warranted by IMMU as provided in Section 10.01 hereof, MM shall so notify IMMU in writing indicating the particular lot, time of delivery and the defective nature of the Product. If MM notifies IMMU of any defect in a shipment of Product, IMMU shall have the right, but not the obligation, to send one or more quality control representatives to retest such Product in co-operation with quality control representatives of MM. MM shall store all shipments of the Product in accordance with storage specifications established by IMMU. In the event of a disagreement between MM and IMMU regarding the quality of one or more shipments of Product, the parties shall submit samples of the shipment in question to an independent testing laboratory (selected by mutual agreement of MM and IMMU) to make a determination, which shall be binding upon the parties, as to the compliance or lack of compliance of such shipment with the specifications warranted by IMMU. IMMU shall promptly credit MM for any defective shipments.

6.07 Conflicting Terms. This Agreement sets forth the entire understanding between the parties relating to the subject matter hereof and shall govern all transactions between the parties contemplated hereby. Except for terms relating only to:
          quantities, ship dates and delivery destinations, none of the terms and conditions contained on any purchase order, invoice or similar document shall have any effect upon or change the provisions of this Agreement unless signed by both parties and clearly indicating that the parties intend to vary the terms hereof.

                     ARTICLE 7

             PRODUCT PRICING; PAYMENT

7.01 Purchase Price. MM shall purchase the Product from IMMU at the greater of a fixed price per vial or a specified percentage of the Net Selling Price Per Vial, with such fixed price and specified percentage being determined by the calendar year in which the Product is purchased from IMMU, as follows:

                                                              Year Three
            Year One                 Year Two               and thereafter

             #/vial                   #/vial                   #/vial
           or # of Net              or # of Net              or # of Net
          Selling Price            Selling Price            Selling Price
            Per Vial                 Per Vial                 Per Vial

          provided, however, that Product delivered to MM for clinical studies as contemplated by Sections 4.04 or 4.05 shall be provided by IMMU to MM at no cost to MM, and Product delivered to MM for the Sampling Program contemplated by Section 5.05 and for quality control and regulatory testing shall be provided by IMMU to MM at no cost to MM. MM shall be credited for all Product found to be defective under the provisions of Section 6.06

7.02 Invoicing; Payment. IMMU shall invoice the Product for each shipment at the then applicable fixed price per vial as specified in Section 7.01 above. MM shall pay IMMU for each shipment of Product at the invoiced price within thirty (30) days from the receipt of such shipment.

7.03 Semi-Annual Adjustment. Within thirty (30) days after each successive June 30 and December 31 during the term of this Agreement, MM shall prepare and deliver to IMMU a certificate with supporting data in reasonable detail ("Net Selling Price Certificate"), setting forth the Net Sales during the preceding six month period -- in the aggregate and broken down by each country within the Territory, the number of vials sold during such period -- in the aggregate and in each country, and the Net Selling Price Per Vial. If the Net Selling Price Per Vial multiplied by the applicable percentage specified in Section 7.01 for the relevant calendar year exceeds the corresponding fixed price per vial for such year, then MM shall pay to IMMU an amount equal to such excess multiplied by the total number of vials sold to MM during such six month period. Such payment shall be made by MM simultaneously with the delivery of the Net Selling Price Certificate.

7.04 Currency. All payments by MM to IMMU under this Agreement shall be made in U.S. Dollars and, except as otherwise expressly provided, all references in this Agreement to dollars shall be deemed to mean and refer to U.S. Dollars.

                     ARTICLE 8

                COMPLAINTS/RECALLS

8.01 Complaints. To the extent that it has knowledge thereof, each party shall promptly notify the other in writing of any defect in, or condition of, the Product which may cause the Product to violate the U.S. Federal Food, Drug and Cosmetic Act or Section 352 of the U.S. Public Health Service Act or any material regulations promulgated thereunder, or similar applicable laws and regulations of any country in the Territory where the Product is being sold by MM. IMMU and MM shall share with each other all data on complaints respecting the Product, including, but not limited to, complaints or information regarding performance or allegations or reports of any effects on a patient from use of such Product, as soon as such data is available.

8.02 Recall. In the event that either party has reason to believe that one or more lots of Product should be recalled or withdrawn from distribution, such party shall immediately notify the other party in writing. To the extent permitted by the circumstances, the parties, through their respective Coordinators, will confer before initiating any recall, but the decision as to whether or not to initiate a recall of Product in any country in the Territory shall be MM's alone. MM shall maintain adequate sales and service records to enable it to carry out any Product recall and to conduct such recall. If the recall is required because of a modification of the registrations, permits or licenses for the Product or a failure of the Product to conform to its specifications as provided to the health authorities in any specific country in connection with the registration of the Product, IMMU shall reimburse MM for the costs and expenses of such recall, and, at MM's option, IMMU shall replace recalled Product or credit or refund the purchase price of recalled Product. If the recall is required because of a negligent act or omission of MM in handling, storage or distribution of the Product, then such recall shall be conducted by MM at its sole cost and expense and MM shall not be entitled to any such credits, replacements or refunds from IMMU. If such recall is required because of a joint act or omission, MM shall conduct the recall and the parties shall negotiate in good faith an appropriate allocation of the costs and expense of such recall.

8.03 Regulatory Records; Adverse Reactions. Each party shall be responsible for maintaining such records and making such reports as may be required in connection with any regulatory approval held by the party. Each party shall promptly inform the other of all adverse drug experience reports and other information relating to the safety or effectiveness of the Product which come to its attention, in a form and within time periods necessary to permit compliance with all applicable regulatory requirements under FDA regulations or the law and regulations of each of the countries within the Territory.

                     ARTICLE 9

       PRODUCT IDENTIFICATION AND TRADEMARK

9.01 Use of IMMU Trademarks. IMMU hereby grants MM the non-exclusive right during the term of this Agreement to use the Immunomedics logo and the mark "Immunomedics", in addition to its right to use the trademark CEA-Scan or such other mark(s) as IMMU shall cause to be registered for the Product as contemplated by Section 2.02 hereof, (collectively the "Marks") in the Territory in connection with, and confined to the purpose of, the sale, marketing and distribution of the Product. To the extent permitted by applicable law in each country within the Territory, MM shall use the Marks on labeling, packaging and package inserts for the Product, in all of MM's promotion of the Product and in all literature related thereto, and with the exception of MM's corporate identification for the Product, which shall be given no greater prominence than the Marks, MM shall not use any other trademarks or logos on any labeling, packaging, package inserts, literature or promotional material relating to the Product. MM shall comply with and observe the reasonable requirements of IMMU relating to (i) the marking of the Product and/or its label, packaging, package insert or other printed materials pursuant to any and all applicable patent laws to indicate that letters patent have been applied for or granted in one or more countries and (ii) the use of the Marks in conformity with the trademark laws of the countries in the Territory. Prior to its use, MM shall submit all such labeling, packaging, package inserts, promotional material and related literature to IMMU for its approval of the use of such Marks, which approval shall not be unreasonably withheld by IMMU.

9.02 Ownership of Marks. MM acknowledges that the Marks are and shall remain the property of IMMU, and MM disclaims any rights to such Marks other than the rights granted by Section 9.01 hereof. MM shall not use the Marks or any other IMMU trademark, trade or brand name for any purpose other than as provided in such Section 9.01.

                    ARTICLE 10

          WARRANTIES AND INDEMNIFICATION

10.01 Manufacturing Warranty. IMMU warrants that (i) the Product shall be produced in accordance with FDA's current good manufacturing practices, (ii) when shipped to MM the Product shall not be adulterated or misbranded and (iii) the Product shall be otherwise manufactured in accordance with written manufacturing procedures and finished product specifications which will meet the requirements set forth in the governmental submissions filed by IMMU, or approved by IMMU for filing, with health regulatory authorities in the Territory. IMMU HEREBY DISCLAIMS ALL OTHER WARRANTIES REGARDING THE PRODUCT, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Except as otherwise expressly provided in this Agreement, the liability of IMMU for a breach of the foregoing warranty shall be limited to the specific shipments of the Product as to which a claim is made, and IMMU shall not be liable for incidental or consequential damages, loss of profit, or loss of use.

10.02 Corporate Authority. Each party warrants and represents to the other that it has the full right and authority to enter into this Agreement, that all corporate action necessary to authorize the execution and delivery of this Agreement by such party has been duly and properly taken, and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.

10.03 MM Indemnification. With respect to Product sold by MM in the Territory, MM shall defend IMMU, its agents, directors, officers and employees at its cost and expense, and will indemnify and hold harmless IMMU, its agents, directors, officers, and employees from and against any and all claims for losses, costs, damages, fees or expenses arising out of or in connection with the commercialization, marketing, use or sale of the Product in the Territory, including but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession, use or consumption of the Product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise and regardless of the form in which any such claim is made, provided that the foregoing indemnity shall not apply to the extent that any actual or alleged injury, damage, death or other consequence occurring to any person is specifically and proximately due a breach by IMMU of the warranty set forth in
          Section 10.01 above.

10.04 IMMU Indemnification. IMMU shall defend MM, its agents, directors, officers and employees at its cost and expense, and will indemnify and hold harmless MM, its agents, directors, officers and employees, from and against any and all losses, costs, damages, fees or expenses arising out of a breach by IMMU of the warranty set forth in Section 10.01 above, including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession, use or consumption of any Product, whether claimed by reason of negligence, product defect or otherwise, and regardless of the form in which any such claim is made.

10.05 Indemnification Procedures. (a) Promptly after the receipt by any party hereto of notice under Section 10.03 or 10.04 of (A) any claim or (B) the commencement of any action or proceeding, such party (the "Aggrieved Party") will, if a claim with respect thereto is to be made against any party obligated to provide indemnification (the "Indemnifying Party") pursuant to such Sections 10.03 and 10.04, give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim, and, upon such assumption, shall cooperate fully with the Indemnifying Party in the conduct of such defense.
          Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such action within a reasonable time, but in no event more than fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom. The Aggrieved Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent o the Aggrieved
          Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim or litigation.

          (b) If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Aggrieved Party may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnifying Party shall deposit with the Aggrieved Party a sum equivalent to the total amount demanded in such claim or litigation, or shall deliver to the Aggrieved Party a surety bond in form and substance reasonably satisfactory to the Aggrieved Party, the Aggrieved Party may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Aggrieved Party in connection with the defense against or settlement of such claims or litigation. If no settlement of such claim or litigation is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all reasonable expenses, legal or otherwise, incurred by the Aggrieved Party in the defense against such claim or litigation.

10.06 (a) Insurance Coverage. Each party shall purchase and maintain insurance at its own expense to cover liabilities that it may incur in the testing, manufacture, distribution, sale or use of the Product. Each party agrees to provide the minimum amounts and types of insurance, to protect its interests, as follows, which may include self insurance :

          (i) Commercial General Liability Insurance with the following minimum limits of liability:
                  General Aggregate                       $ #
                  Personal and Advertising Injury           #
                  Each Occurrence                           #

          (ii) Insurance covering Product Liability/Clinical Studies Liability in amounts not less than:
                  General Aggregate                       $ #
                  Each Occurrence                           #

          In the event that any such policies are on a claims made basis, coverage shall be maintained for a period of at least five years after the termination of this Agreement. Each party shall furnish to the other certificates of insurance, evidencing such insurance and naming the other party as a co-insured, except for limits covered under the self-insurance programs of either party.

     (b) MM shall, in addition, include IMMU as an additional named insured on its policies of product liability insurance covering the Product and on its general comprehensive liability insurance covering the sale and distribution of the Product in the Territory, cause such policies to provide that they shall not be cancelled by the insurer without thirty (30) days prior notice therof to IMMU, and, upon IMMU's request, MM shall furnish IMMU with a certificate of insurance evidencing such coverage.


                    ARTICLE 11

         PATENT AND TRADEMARK INFRINGEMENT

11.01 Patents. IMMU warrants and represents that is has no knowledge of the existence of any patent in a country of the Territory owned or controlled by anyone other than IMMU, which covers the Product or would prevent MM or IMMU from making, using or selling the Product in the Territory or would prevent MM and IMMU from promoting or detailing the Product in the Territory.

11.02 Infringement of IMMU Rights. Each party shall promptly notify the other upon its becoming aware of any actual or suspected infringement by a third party of a patent or trademark owned by IMMU covering or identifying the Product in the Territory.
          IMMU and MM shall confer on the desirability of initiating action against such third party and, if warranted in the reasonable opinion of IMMU, IMMU shall promptly take such action, including the initiation of legal proceedings, as is required to restrain or otherwise prevent such infringement. IMMU shall have the right to retain any and all amounts recovered from such third party as a result of any action which it may bring.

11.03 Infringement of Third Party Rights. In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, either party or any of their respective Affiliates, claiming infringement of its patent or trademark rights or unauthorized use or misappropriation of its technology, based upon an assertion or claim arising out of the manufacture, use and/or sale of Product in the Territory, such party shall promptly notify the other party of the claim or the commencement of such action, suit or processing, enclosing a copy of the claims and/or all papers served. Each party will make available to the other party its advice and counsel regarding the technical merits of any such claim. IMMU shall undertake, at its expense, the defense of any such action, suit or proceeding and shall manage and control the defense of such action and its settlement. If as a result of any such action, suit or proceeding, MM or any Affiliate, in order to sell the Product in any country in the Territory, becomes obligated under an agreement or settlement, to make any payments to one or more parties to obtain a license or similar right in the absence of which the Product could not lawfully be made, used or sold in a country in the Territory, then from and after the date of imposition of such payments: (i) to the extent that the purchase price of the Product to MM under Section 7.01 is then being determined as a percentage of the Net Selling Price Per Vial, such payments shall be properly chargeable against the calculation of the Net Selling Price Per Vial as calculated under Section 1.13, and (ii) to the extent that the purchase price of the Product to MM under
          Section 7.01 is then being determined only on the basis of a fixed price per vial, # of such payments, determined on a per vial basis, shall be properly chargeable against the purchase price of the Product to MM.


                    ARTICLE 12

                 GROSS INEQUITIES

12.01 Gross Inequities. It is the intent of the parties hereto that they shall mutually benefit from the terms,conditions and provisions of this Agreement, and in the event that either party shall suffer a gross inequity resulting from such terms, conditions or provisions, or from a substantial change in circumstances or conditions, the parties shall negotiate in good faith to resolve or remove such inequity. It is mutually agreed, however, that nothing herein shall be construed to relieve either party of any of its obligations under this Agreement. Other than as to such gross inequities, neither party shall assert or cause to be asserted in any suit, action, proceeding or other adjudication that any of the terms, conditions, or provisions of this Agreement are or will be unenforceable, unjust, unreasonable, preferential or prejudicial, or otherwise in violation of any provision of any statute or applicable rule thereof.


                    ARTICLE 13

               TERM AND TERMINATION

13.01 Term. This Agreement shall commence on the Effective Date and, except as provided below in this Article 13, shall extend through the fifth anniversary of the First Distribution Date (the "Initial Term"). Thereafter, the Agreement may be renewed for successive two (2) year periods at the sole discretion of IMMU, by notice given to MM at least one hundred eighty (180) days prior to the beginning of any such additional period. (The Initial Term and all such successive periods, if any, shall collectively be known as the "term of this Agreement")

13.02 Mutual Termination Rights. Either party shall have the right to terminate this Agreement:

               (i) upon sixty (60) days prior notice to the other in the event that the other shall commit any material breach of its obligations hereunder and shall fail to remedy the same within forty-five (45) after being called upon in writing to do so; or

               (ii) to the extent permitted by law, upon notice to the other in the event the other party suspends its business, becomes insolvent, fails generally to pay its debts as they mature, files a voluntary petition or any answer admitting the material allegations of, or consents to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee of a substantial party of its property; or

               (iii) following a "change of control" of the other party, if immediately following such change of control the Person or Persons acquiring control of such other party are competitors of the terminating party. For purposes of this clause, a "competitor" means any Person whose product line includes an in vivo diagnostic imaging agent for colorectal, breast or lung cancer indications, and a "change of control" shall be deemed to have occurred with respect to a party to this Agreement if (a) a Person or group of Persons acting in concert acquires more than 50% of the voting power of all outstanding voting securities of such party , (b) such party engages in a corporate transaction (including a merger, consolidation, sale of assets or other corporate reorganization) which upon its consummation results in the shareholders of such party immediately prior to such transaction owning less than 50% of the outstanding stock of the resulting entity, or (c) as to MM, its ultimate corporate parent ceases to own, directly or indirectly, at least 50% of the outstanding common stock of MM or ceases to have the right to designate at least one half of the board of directors of MM.

13.03 Competitive Product. In the event that MM develops another in vivo diagnostic imaging product for colorectal, breast or lung cancer indications which is not monoclonal based, MM shall notify IMMU, simultaneously with its first submission of a product registration filing in any Major Market, that such filing has been made. After the delivery of such notice, MM shall have the right to elect to terminate this Agreement upon twelve (12) months prior notice, and IMMU shall have the right to elect to terminate this Agreement upon one (1) months prior notice.

13.04 Market Diligence. Without limiting its right to termination for material breach as contemplated by Section 13.02, IMMU shall have the right to terminate this Agreement upon sixty (60) days prior notice to MM if: (i) MM exercises its right under Section
          2.03 to reduce the Territory with respect to any Major Market;
          (ii) MM's projected unit sales of the Product as set forth in Schedule C hereto for the calendar year 1997 is not achieved in such year; or (iii) if MM has materially failed to fulfill the objectives of its Annual Marketing Plan for two successive annual periods.

13.05 Lack of Product Registration. Without limiting its right to termination for material breach as contemplated by Section 13.02, MM shall have the right to terminate this Agreement upon sixty (60) days prior notice to IMMU given at any time between January 1, 1997 and February 28, 1997, if by December 31, 1996, IMMU shall not have obtained a product registration for the marketing of the Product in at least one country within the Territory.

13.06 (a) Rights and Obligations Upon Termination. Upon any termination of this Agreement, MM shall promptly return to IMMU or its designee or otherwise cause to be transferred to IMMU all product registrations, permits and licenses and files related to such governmental authorizations relating to the Product and all Confidential Information of IMMU, and MM shall have no further rights thereto. To the extent transfer or assignment of approvals, licenses or rights is not permitted under local law, MM shall cooperate in the cancellation of the same and in the reissuance thereof to IMMU or its designee. MM shall not after the termination of this Agreement use in the Territory any name or mark confusingly similar to any Mark of IMMU's in connection with the sale of any product by MM.

      (b) Termination of this Agreement in whole or in part shall not relieve the parties of any amounts owing between them, nor shall it relieve the parties of their obligations with respect to the Product distributed hereunder, or with respect to limiting disclosure and use of Confidential Information. Upon termination of this Agreement: (i) as a result of IMMU's breach, MM shall have the right either to sell its then inventory of the Product during such period as may be required to liquidate such inventory in an orderly manner or to return such inventory to IMMU for a price per vial equal to the greater of the most recent Net Selling Price Per Vial or the landed cost to MM of such vial, and (ii) for any reason other than IMMU's breach, IMMU shall have the right to repurchase all or any portion of MM's inventory of Product, at MM's landed cost thereof; and with respect to any quantities not repurchased by IMMU, MM shall have the right to sell Product from such quantities, in the ordinary course of business, for a period of three (3) months following termination. The provisions of Article 10 shall survive any termination of this Agreement.


                    ARTICLE 14

                  CONFIDENTIALITY

14.01 Confidentiality. For a period of ten (10) years from the Effective Date of this Agreement or five (5) years from the termination hereof, whichever occurs later:

               (i) each party shall refrain from the use of Confidential Information furnished by the other party for any purpose inconsistent with this Agreement; and

               (ii) each party shall treat Confidential Information furnished by the other party as if it were its own proprietary information and shall not disclose it to any third party other than its Affiliates or consultants without the prior written consent of the other party who furnished such information; provided, however, that such Confidential Information may be disclosed if in the reasonable opinion of recipient's counsel, such disclosure is necessary to comply with the requirements of any law, governmental order (including a court order), regulation or Internal Revenue Service request. Recipient shall notify and consult with the disclosing party prior to such disclosure of information.

14.02 Advertising and Publicity. Subject to Section 14.03 and except for such disclosures as are deemed necessary in IMMU's or MM's, as the case may be, reasonable judgment to comply with applicable law (such as, by way of example but not limitation, the securities laws of the United States), neither IMMU nor MM nor anyone acting on its behalf will make any publicly disseminated oral or written disclosure relating or referring to, or use any advertising or publicity which relates or makes reference to, the other party, this Agreement or the terms hereof, without in each case having received the other party's prior approval
          (which approval will not be unreasonably withheld or delayed);
          each party will respond promptly to a disclosure request, but in any event not later than ten (10) business days from receipt of such a request. The foregoing restriction shall not apply to any information which is contained in any previously issued press release or other disclosure that has been approved by the other party or that is otherwise indicated on Product labels, packaging, brochures or similar promotional material.

14.03 Disclosure Required by Law. In the event that IMMU or MM shall be required to make disclosure of the other's Confidential Information as a result of the issuance of a court order or other government process, the party subject to such requirement promptly, but in not event more than forty-eight (48) hours after learning of such court order or other government process, shall notify the other party and, at the other party's expense, the party subject to such requirements shall: (a) take all reasonably necessary steps requested by the other party to defend against the enforcement of such court order or other government process, and, (b) permit the other party to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

14.04 Manuscripts. MM shall use its best efforts to submit to IMMU for review at least thirty (30) days prior to submission for publication all manuscripts relating to the Product, its use, or the result of clinical trials written by MM's employees or by collaborators or clinical investigators participating in studies funded in whole or in party by MM. If IMMU has not disapproved of the publication of the manuscript within thirty
          (30) days after receipt, the author may submit the manuscript for publication, and IMMU shall have no further right to comment. Approval of any such manuscript shall not be reasonably withheld or delayed. However, IMMU reserves the right to have deleted from the manuscript any material which may be reasonably considered Confidential Information.


                    ARTICLE 15

                   MISCELLANEOUS


15.01 Governing Law; Choice of Forum. The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties hereunder will be governed by the laws of the State of New York, USA, excluding those laws that relate to the choice of law and excluding the United Nations Convention on Contracts for the International Sale of Goods. The exclusive jurisdiction and venue for any disputes arising out of or in connection with this Agreement will be an appropriate federal court located in the Southern District of NewYork, and each party hereby consents to personal jurisdiction in such court and consents to service of process by means of certified or registered mail, return receipt requested.

15.02 Independent Contractor. MM will perform all of its activities hereunder as an independent contractor, and nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent between the parties to this Agreement or any of their respective Affiliates, or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party. No employee or representative of a party shall have any authority to bind or obligate the other party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other party without said party's authorized written approval.

15.03 Accounting Audits. Each party shall maintain books of account relating to its expenditures pursuant to this Agreement, and in the case of MM, Gross Sales, Net Sales and Net Selling Price per
          Vial in accordance with U.S. generally accepted accounting standards with appropriate controls to insure that transactions are properly recorded. Each party shall have the right, at it own expense, to have an independent certified public accountant of its own selection, reasonably acceptable to the other, examine at a time reasonably acceptable to the other, during normal business hours but not more than once each calendar year, the relevant books and records of account of other, to determine whether appropriate accounting has been made under Sections 3.08, 5.04 and Article 7 hereof hereunder. Such independent certified accountant shall treat as confidential and shall not disclose to the party engaging such accountant any information other than that which is relevant to the rights of the engaging party hereunder or the performance by the other party of its obligations hereunder.
          If such independent certified public accountant shall determine that the amounts due and owing by MM to IMMU during any calendar year exceed amounts actually paid by five percent (5%) or more, then MM shall, in addition to promptly paying such shortfall, reimburse IMMU for the fees and expenses of such accountants. In the event of a dispute between the independent certified public accountants of MM and IMMU with respect to any matter called for by this Agreement, the parties shall select a third independent public accounting firm to arbitrate the dispute, provided, that such firm shall have the authority only to select from among the positions of the original two firms that position which it deems most accurate. The fees of such third firm shall be borne by the party whose position is not approved of by such arbitrator.

15.04 Interest Due on Late Payments. If any amount payable by MM to IMMU hereunder is not paid when due, then without limiting any other rights which IMMU may have as a result of such late payment, the amount unpaid shall bear interest until paid at a rate per annum equal to the prime rate published and as changed from time to time by Citibank, N.A. New York, New York (as reported in The Wall Street Journal) plus one percent (1%), with such interest to be paid on demand together with all costs incurred by IMMU to collect the amounts due hereunder, including but not limited to reasonable attorneys fees and disbursements.

15.05 Taxes. Each party shall bear all taxes imposed on it as a result of the performance by such party under this Agreement including, but not limited to, any sales tax, any tax on or measured by any payment required to be made hereunder, any registration tax, or any tax imposed with respect to the granting of licenses or other rights hereunder. The parties shall cooperate fully with each other in obtaining and filing all requisite certificates and documents with the appropriate authorities and shall take such further action as may reasonably be necessary to avoid the deduction of any withholding or similar taxes from any remittance of funds by MM to IMMU hereunder.

15.06 Employees. Neither party shall have any responsibility for the hiring, firing or compensation of the other party's employees or for any employee benefits of the other party's employees.

15.07 Assignment. This Agreement shall be binding upon, and shall inure to the benefit of successors to a party hereto, but shall not otherwise be assignable without the prior written consent of both parties, except to the successor or assignee of all or a majority interest in either party's business relating to the licensed Product. In the event all or a majority interest is assigned or transferred, each party shall notify the other prior to such assignment or transfer.

15.08 Notices. Any notice required or permitted to be made or given hereunder shall (except as otherwise expressly provided herein) be in writing and shall be made or given to the other party by personal in-hand delivery; by telecopier or telex communication;
          by first-class mail, postage prepaid; or by air courier to the mailing or telecopier or telex numbers set forth below:

                    Mallinckrodt Medical B.V.
                    Westerduinweg 3
                    PO Box 3
                    1755 ZG Petten
                    Holland
                    Attention:  General Manager, Vice President
                    Telecopier No. (011) 31-2246-3566

                    Immunomedics, Inc.
                    300 American Road
                    Morris Plains, NJ  07950
                    Attention:  Chief Executive Officer
                    Telecopier No. (201) 605-8282
          or to such other address or telecopier or telex numbers as either party shall designate by notice, similarly given, to the other party. Notices shall be deemed to have been sufficiently made or given: (i) if by personal in-hand delivery, or by telecopier or telex with confirmed transmissions, when performed; (ii) if mailed, ten (10) days after being deposited in the mail, postage prepaid; or (iii) by air courier, three (3) days after delivery to the air courier company.

15.09 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, injunction or any act, exercise, assertion or requirement of governmental authority, including any governmental law, order regulation permanently or temporarily prohibiting or reducing the level of research, development or production work hereunder or the manufacture, use or sale of Product, epidemic, destruction of production facilitates, riots, insurrection, inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet experimentation or manufacturing needs; or any other cause beyond the reasonable control of the party invoking this
          Section 15.09 provided such party shall have used its best efforts to avoid such occurrence; such party shall give notice to the other party in writing promptly, and thereupon the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

15.10 Waiver. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall and delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

15.11 Partial Invalidity. The parties to this Agreement desire and intend that the terms and conditions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction where enforcement is sought. If any particular term or condition of this Agreement is adjudicated , or becomes by operation of law, invalid or unenforceable, this Agreement will be deemed amended to delete the portion which is adjudicated, or which becomes by operation of law, invalid or unenforceable, provided, however, that where possible, a particular term or condition will be reduced to the extent necessary to permit the remainder of the particular term or condition to be enforced, the deletion or reduction to apply only with respect to the operation of the term or condition and the remainder of this Agreement to remain in full force and effect.
          A deletion or reduction of any term or condition will apply only with respect to the operation of that term or condition in the particular jurisdiction in which such adjudication is made or becomes by operation of law, invalid or unenforceable.

15.12 Captions. All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

15.13 Integration. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior communications and understandings, written or oral, with respect to this subject. This Agreement may be amended only by means of an instrument executed in writing by properly authorized representatives of IMMU and MM.

15.14 Counterparts; English language. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement is entered into in the English language. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any translation hereof into any other language, and this English language version shall be controlling for all purposes.


     IN WITNESS WHEREOF, Mallinckrodt Medical B.V. and
Immunomedics, Inc. have caused this Agreement to be duly executed by their authorized representatives, in duplicate on the dates written herein below.

Attest:                                 Mallinckrodt Medical B.V.

By ____________________________          By ____________________________



                                         Date __________________________



Attest:                                 Immunomedics, Inc.

By ____________________________          By ____________________________



                                         Date __________________________

                    SCHEDULE A

                     TERRITORY

Austria
Belgium
Bulgaria
Czech Republic
Denmark
Estonia
Finland
France
Germany
Greece
Hungary
Ireland
Italy
Latvia
Lithuania
Luxembourg
Netherlands
Norway
Poland
Portugal
Romania
Russia
Slovakia
Spain
Sweden
Switzerland
Ukraine
United Kingdom
Other territories comprising the former Soviet Union



The term "Territory" shall be deemed to include any new or different countries resulting from changes in the name or political composition of the above listed countries.

                    SCHEDULE B

              MARKETING EXPENDITURES

            U.S. Dollars (in thousands)


               1995   1996   1997   1998   1999
Promotion        #      #      #      #      #
Marketing        #      #      #      #      #
Selling          #      #      #      #      #
Training         #      #      #      #      #
Regulatory       #      #      #      #      #
Others           #      #      #      #      #
TOTAL         $  #      #      #      #      #


Promotion expenditures to include, among other items, case book, oncology update, product reprints, congresses, and computer aided education programs.

Marketing expense to comprise marketing resources (team) exclusively allocated to CEA-Scan and expenses related thereto.

Selling expenditures to include, among other items, sales force meetings, local symposia, and local market incentive programs, in each case relating exclusively to CEA-Scan.

Regulatory expenses to comprise resources for registration and pricing/reimbursement filings, including any special local market requirements which could include specific market expertise
(i.e. clinical expert reports, etc.).

                    SCHEDULE C

               FORECASTED UNIT SALES




FORECAST


YEAR       1995    1996    1997    1998    1999
UNITS        #       #       #       #       #

                    SCHEDULE D

       MM AFFILIATES  AND RECOGNIZED AGENTS


Austria
B.S.M. Diagnostics GmbH, Wien

Belgium
Mallinckrodt Medical S.A./N.V., Brussels

Bulgaria
Electron ABT. STE., Sofia

Czech Republic
KBC Spol S.R.O., Rokycany

Denmark
Dandiag ApS, Copenhagen

Estonia
Tamro Cooperation, Vantaa

Finland
Tamro Cooperation, Vantaa

France
Mallinckrodt Medical S. A., Evry Lisses

Germany
Mallinckrodt Radiopharma GmbH, Hennef

Greece
Biomedica Ltd., Athens

Hungary
FZINTA Trading Co., Ltd., Budapest

Ireland
Perlamar Ltd., Dublin

Italy
Byk-Gulden SpA, Milan

Latvia
No official agent

Lithuania
No official agent

Luxembourg
Mallinckrodt Medical S.A./N.V., Brussels

Netherlands
Mallinckrodt Medical B.V., Petten

Norway
Laboral AS, Oslo

Poland
No official agent

Portugal
Mallinckrodt Iberica S.A., Madrid

Romania
Rombel medical S.A., Bucharest

Russia
No official agent

Slovak Republic
Izomedact, Bratislava

Spain
Mallinckrodt Iberica S.A., Madrid

Sweden
Diagnostic Imaging, Linkoping

Switzerland
Mallinckrodt Medical AG, Zurich

Ukraine
No official agent

United Kingdom
Mallinckrodt Medical (UK) Ltd., Northhamton